Exhibit 99.1

Media contact:
Markysha Cannon
Rollins, Inc.
404-888-2318
mcannon@rollins.com

ROLLINS, INC. AND NORTHWEST PEST CONTROL RECEIVE 2018 TOP WORKPLACES AWARD FROM THE ATLANTA JOURNAL-CONSTITUTION

ATLANTA, March 13, 2018 - Rollins, Inc. (NYSE:ROL) a premier global consumer and commercial services company and Northwest Pest Control have been awarded a 2018 Top Workplaces honor by The Atlanta Journal-Constitution. Rollins ranked #24 out of 25 large businesses, and Northwest Pest Control was #17 out of 50 medium businesses.
The list is based solely on employee feedback gathered through a third-party survey administered by research partner Energage, LLC (formerly WorkplaceDynamics), a leading provider of technology-based employee engagement tools. The anonymous survey measures several aspects of workplace culture, including alignment, execution, leadership and connection, just to name a few.
“We are very proud to achieve this recognition again in 2018,” said John Wilson, President and COO of Rollins. “At our core, we are a customer service company so our track record of success is a direct result of the efforts of the dedicated and caring people that work at Rollins. Creating a work environment that fosters and rewards a commitment to serving others is the foundation of our business.”
Jerry Gahlhoff, President of Rollins Specialty Brands added, “This recognition challenges us to continually raise the bar. We must strive to improve the work environment and reinforce our culture as we grow to ensure we build on our tradition of success.”
Rollins has been ranked among the top workplaces in Atlanta for the past two years. To learn more about Rollins workplace culture and to view open positions, please visit the company’s website.
About Rollins
Rollins, Inc. is a premier global consumer and commercial services company. Through its wholly owned subsidiaries, Orkin LLC., HomeTeam Pest Defense, Orkin Canada, Western Pest Services, Northwest Exterminating, Critter Control, Inc., The Industrial Fumigant Company, Trutech LLC., Orkin Australia, Waltham Services LLC., PermaTreat, Rollins UK, and Crane Pest Control, the Company provides essential pest control services and protection against termite damage, rodents and insects to more than two million customers in the United States, Canada, Central America, South America, the Caribbean, the Middle East, Asia, the Mediterranean, Europe, Africa, Mexico, and Australia from more than 700 locations. You can learn more about Rollins and its subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.callnorthwest.com, www.orkincanada.ca, www.crittercontrol.com, www.indfumco.com, www.trutechinc.com, www.orkinau.com, www.allpest.com.au, www.walthamservices.com, www.permatreat.com, www.cranepestcontrol.com, www.murraypestcontrol.com.au, www.statewidepestcontrol.com.au, www.safeguardpestcontrol.co.uk, and www.rollins.com.
About Energage, LLC
Headquartered in Exton, Pa., Energage (formerly known as WorkplaceDynamics) is a leading provider of technology-based employee engagement tools that help leaders to unlock potential, inspire performance, and achieve amazing results within their organizations. The research partner behind the Top Workplaces program, Energage has surveyed more than 47,000 organizations representing well over 16 million employees in the United States.